Exhibit 99

National Financial Partners Announces Pricing of Concurrent Public Offerings of Convertible Senior Notes and Common Stock, and Terms of Repurchase of Common Stock

NEW YORK—January 17, 2007—National Financial Partners Corp. (NYSE: NFP), a national financial services distribution company, announced today the pricing of $200 million aggregate principal amount of its convertible senior notes due 2012 and 1,608,849 shares of its common stock offered by certain of its stockholders.

The $200 million aggregate principal amount of convertible senior notes mature in 2012; were priced at par; will pay interest semiannually at a rate of 0.75% per annum; and have a conversion rate of 17.9791 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $55.62 per share), subject to adjustment. The sale of the convertible notes is expected to close on January 22, 2007. NFP granted the underwriters an option to purchase up to an additional $30 million aggregate principal amount of the convertible notes to cover overallotments.

The approximately 1.6 million share offering of common stock was priced at $46.35 per share and is expected to close January 22, 2007. NFP will not receive any proceeds from the offering. The selling stockholders granted the underwriters an option to purchase up to approximately 0.2 million additional shares of NFP's common stock.

NFP will use approximately $92.7 million of the proceeds from the convertible notes offering to repurchase 2.0 million shares of common stock from Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. pursuant to a privately negotiated repurchase agreement entered into with Apollo on January 15, 2007. NFP will purchase the shares at $46.35, the same price per share as the price per share to the public in the secondary offering. This repurchase is expected to close on January 22, 2007. NFP will repurchase an additional 0.3 million shares of its common stock from Apollo if the underwriters exercise their option in full to purchase additional shares in the secondary offering. In addition, NFP will use the remaining proceeds from the convertible notes offering to pay the net cost of the convertible note hedge and warrant transactions NFP intends to enter into in connection with the offering of the convertible notes, and to repay a portion of outstanding debt under its existing credit facility.

Each offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

Goldman, Sachs & Co. and UBS Investment Bank are acting as joint book-running managers and Merrill Lynch & Co. is acting as joint-lead manager of the convertible notes offering. Copies of the final prospectus supplement relating to the convertible notes offering, when available, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com or UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 at 212-821-3000.

Goldman, Sachs & Co. and Banc of America Securities LLC are acting as joint book-running managers and Merrill Lynch & Co. is acting as joint-lead manager of the common stock offering. Copies of the final prospectus supplement relating to the common stock offering, when available, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com or Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 175 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, and (16) other factors described in NFP's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062